EXHIBIT 5.1

Laura G. Thatcher	Direct Dial: 404 881 7546	E mail: lthatcher@alston.com

March 11, 2005

Astec Industries, Inc.

1725 Shepherd Road

Chattanooga, Tennessee 37421

Re:

Form S-8 Registration Statement --

Astec Industries, Inc. 1998 Long-Term Incentive Plan, Astec Industries, Inc. 1998 Non-Employee Directors Stock Incentive Plan, and the Astec Industries, Inc. Executive Officer Annual Bonus Equity Election Plan

Ladies and Gentlemen:

We have acted as counsel for Astec Industries, Inc., a Tennessee corporation (the "Corporation"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 3,350,000 shares (the "Shares") of the Corporation's common stock, $0.20 par value, issuable pursuant to the Astec Industries, Inc. 1998 Long-Term Incentive Plan, the Astec Industries, Inc. 1998 Non-Employee Directors Stock Incentive Plan and the Astec Industries, Inc. Executive Officer Annual Bonus Equity Election Plan (collectively, the "Plans"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Restated Charter of the Corporation, as amended, the Amended and Restated Bylaws of the Corporation, as amended, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinions set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Our opinion set forth below is limited to the Tennessee Business Corporation Act, applicable provisions of the Constitution of the State of Tennessee and reported judicial decisions interpreting such Business Corporation Act and Constitution, and we do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the 3,350,000 shares of Common Stock covered by the Registration Statement and issuable pursuant to the Plans, when issued in accordance with the terms and conditions of the Plans, are and will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By: __ /s/ Laura G. Thatcher_____
Laura G. Thatcher, Partner